UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

September 7, 2008 Date of Report (date of Earliest Event Reported)

TIDEWATER RESOURCES INC.

(Exact Name of Registrant as Specified in its Charter)

NEVADA	000-53199	71-1029846

(State or Other Jurisdiction of	(Commission File No.)	(I.R.S. Employer
Incorporation or Organization)		Identification No.)
9250 75th Street, Lexington OK 73051
(Address of principal executive offices and zip code)

(405) 924-0298

(Registrant’s telephone number, including area code) NOT APPLICABLE (Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

¨	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¨	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¨	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Directors; Election of Directors; Appointment of
Certain Officers

On September 7, 2008, Tidewater Resources Inc. (the “Company”) received the written resignation of Mr. John Lopez as a member of the Company’s Board of Directors. On September 7, 2008, the Board appointed Ms. Sharon Farris, fill the vacancy caused by Mr. Lopez’ resignation.

On September 14, 2008 to the Board of Directors and received the written resignations of the remaining members of the Board, namely, Messrs. Michael Munslow, Bernard Perez and Ryan Ward. Mr. Perez also resigned as the Company’s Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer. Ms. Farris was appointed to the positions of President, Treasurer and Secretary.

Ms. Farris, age 48, has been working in the oil and gas industry for the past several years. She has worked for Buccaneer Energy Corporation and HoCo, Inc. for the past two and a half years, working with the Oklahoma Corporation Commission, Oklahoma Tax Commission, Petroleum Engineers, Geologist, Landowners, Attorneys, Crude Purchasers as well as various oil field workers. Ms. Farris was born and raised in Norman, Oklahoma. She studied overseas at the International School in Islamabad, Pakistan for two years and spent her last semester at Norman High School, where she graduated. She then attended the University of Oklahoma, graduating with a Bachelors of Arts and Science. She has over fifteen years of management experience and over five years as a Certified Manager Trainer. She has a family background in the oil and gas industry.

The Company has not entered into any transaction with Ms. Farris that would be regarded as related party transactions. Ms. Farris is not a director of any other publicly registered company.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIDEWATER RESOURCES INC.

Date: September 30, 2008	By:	/s/ SHARON FARRIS

	Name:	Sharon Farris
	Title:	President